841 Putnam International Equity Fund
12/31/11 Semi Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	        Class A	  47,793
		Class B	  1,467
		Class C	  2,878

72DD2	        Class M	  953
		Class R	  180
		Class y	  3,776

73A1		Class A	  0.957
		Class B	  0.759
		Class C	  0.801

73A2		Class M	  0.854
		Class R	  0.908
		Class Y	  1.011

74U1		Class A	  52,308
		Class B	  2,020
		Class C	  3,739

74U2		Class M	  1,162
		Class R	  212
		Class Y	  3,956

74V1		Class A	  15.96
		Class B	  15.23
		Class C	  15.48

74V2		Class M	  15.57
		Class R	  15.73
		Class Y	  16.14


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.